 As filed with the Securities and Exchange Commission on May 27, 2008
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933
MONRO MUFFLER BRAKE, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	16-0838627 (I.R.S. Employer Identification Number)
200 Holleder Parkway
Rochester, New York 14615
(Address, including zip code, of registrant’s principal executive offices)
Monro Muffler Brake, Inc. 2007 Stock Incentive Plan
(Full title of the plan)
Robert G. Gross
Chief Executive Officer
Monro Muffler Brake, Inc.
200 Holleder Parkway
Rochester, New York 14615
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Marc Weingarten, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to be	Offering Price per	Aggregate Offering	Amount of
of Securities to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee(3)
Common Stock, par value $.01 per share	1,001,080 shares	$17.98	$17,999,418	$707.38

(1)	This amount includes (i) the 388,000 shares originally approved by the Registrant’s Board of Directors and shareholders on August 9, 2007 and August 21, 2007, respectively and the subsequent adjustment for the Registrant’s three-for-two stock split effective on October 1, 2007, (ii) 51,671 shares authorized and remaining available for issuance under the Monro Muffler Brake, Inc. 2003 Non-Employee Directors’ Stock Option Plan as of August 21, 2007 (as adjusted for the Registrant’s three-for-two split effective October 1, 2007) and (iii) 367,409 shares authorized and remaining available for issuance under the Monro Muffler Brake, Inc. 1998 Employee Stock Option Plan as of August 21, 2007 (as adjusted for the Registrant’s three-for-two split effective October 1, 2007). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Common Stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions that result in an increase in the number of outstanding shares of Common Stock.

(2)	Calculated in accordance with Rule 457(h) under the Securities Act based on the average of the high and low sales prices per share of the Common Stock in NASDAQ trading on May 22, 2008.

(3)	In accordance with Rule 457(p) under the Securities Act, the entire amount of the filing fee is offset and paid from $1,460.17 of the registration fee that was paid and unused in connection with the Registrant’s Form S-8 related to the 1998 Employee Stock Option Plan filed with the Securities and Exchange Commission on April 6, 2006 (File no. 333-133045).

EXPLANATORY STATEMENT
On August 21, 2007, the Registrant’s shareholders approved the Monro Muffler Brake, Inc. 2007 Stock Incentive Plan (the “2007 Plan”). Prior to adoption of the 2007 Plan, the Registrant maintained two option plans, the 2003 Non-Employee Directors’ Stock Option Plan and the 1998 Employee Stock Option Plan (the “Prior Plans”). The shares available for issuance upon the exercise of options granted under each Prior Plan were registered on a Form S-8. Following adoption of the 2007 Plan, no additional options will be granted under the Company’s Prior Plans, and shares that were issuable upon the exercise of options which remained available for grant under the Prior Plans immediately before such adoption will be available for issuance in connection with awards to be granted under the 2007 Plan.
 PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
     The documents containing the information required by Part I of Form S-8 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
          The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Monro Muffler Brake, Inc. (the “Registrant”) are hereby incorporated by reference into this Registration Statement and made a part hereof:
•	Annual Report on Form 10-K of the Registrant for the fiscal year ended March 31, 2007, filed with the Commission on June 14, 2007.

•	Quarterly Reports on Form 10-Q of the Registrant filed with the Commission on July 31, 2007, November 8, 2007 and February 5, 2008.

•	Notice of Annual Meeting of Shareholders and Definitive Proxy Statement of the Registrant, dated July 16, 2007, and Definitive Additional Materials of Registrant dated August 10, 2007, for its Annual Meeting of Shareholders held on August 21, 2007.

•	The description of the Common Stock of the Registrant contained in the Registration Statement on Form S-1 filed with the Commission pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating such description.

•	All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement on Form S-8 and prior to the filing of a post-effective amendment to this Registration Statement on Form S-8 which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement (excluding any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K).

     Any statement contained in this Registration Statement or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or incorporated herein by reference, or in any subsequently filed document that also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.   Description of Securities.
          Not Applicable.
Item 5.   Interests of Named Experts and Counsel.
          Not Applicable.
Item 6.   Indemnification of Directors and Officers.
Limitation of Directors’ Liability.
     Section 402(b) of the Business Corporation Law of the State of New York (the “BCL”), authorizes a New York corporation in its certificate of incorporation to limit or eliminate the personal liability of its directors to the corporation and its shareholders for damages for certain breaches of duty when acting in their capacity as directors.
     Section 7 of the Company’s Restated Certificate of Incorporation limits the liability of its directors (in their capacity as directors but not in their capacity as Company officers) to the Company and its shareholders to the fullest extent permitted by the BCL. However, in accordance with the BCL, the Restated Certificate of Incorporation states that it does not eliminate or limit:
(a)	the liability of any director if a judgment or other final adjudication adverse to such director establishes (i) that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (ii) that such director personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that such director’s acts violated Section 719 of the BCL; or (b) the liability of any director for any act or omission prior to the adoption of this Restated Certificate of Incorporation.
     The Certificate of Incorporation also provides that no amendment, modification or repeal of Section 7 shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.
Indemnification and Insurance.
     Section 722 of the BCL provides that a corporation may indemnify its current and former directors and officers under certain circumstances. The Company’s Bylaws generally provide that the Company will indemnify to the fullest extent permitted by law any person who is or was a director or officer of the Company against any judgments, fines, amount paid in settlement and reasonable expenses, including attorneys’ fees, which may arise by reason of the fact that such person is or was a director or officer of the Company, or where, at the Company’s request, such person serves or served any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity. In accordance with Section 726 of the BCL, the Company also maintains insurance for the benefit of its directors and officers insuring them against certain liabilities arising out of their service in such capacities, including liabilities under the securities law.
     Section 721 of the BCL provides that no such indemnification can be made if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.
Item 7.   Exemption from Registration Claimed.
          Not Applicable.
Item 8.   Exhibits.

Exhibit
Number	Description

4	Monro Muffler Brake, Inc. 2007 Stock Incentive Plan.

4.1	Monro Muffler Brake, Inc. 2007 Stock Incentive Plan, Amendment No. 1.

4.2	Monro Muffler Brake, Inc. 2007 Stock Incentive Plan, Amendment No. 2.

5	Opinion of Schulte Roth & Zabel LLP, as to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Schulte Roth & Zabel LLP (contained in Exhibit 5 hereto).

24.1	Powers of Attorney.
Item 9.   Undertakings.
     A. The undersigned Registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (A)(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
               (2)  that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
               (3)  to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
       B.  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rochester, State of New York, on May 27, 2008.

MONRO MUFFLER BRAKE, INC.
By:	/s/ Robert G. Gross
Robert G. Gross

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert G. Gross	Chairman of the Board, and Chief	May 22, 2008
Robert G. Gross	Executive Officer
(Principal Executive Officer)

	Executive Vice President and	May 22, 2008
/s/ Catherine D’Amico	Chief Financial Officer (Principal
Catherine D’Amico	Financial and Accounting Officer)

*	Director	May 22, 2008
Richard A. Berenson

*	Director	May 22, 2008
Frederick M. Danziger

*	Director	May 22, 2008
Donald Glickman

*	Director	May 22, 2008
Peter J. Solomon

*	Director	May 22, 2008
Lionel B. Spiro

*	Director	May 22, 2008
Francis R. Strawbridge

*	Director	May 22, 2008
Elizabeth A. Wolszon

*
By: /s/ Robert G. Gross		May 22, 2008
Robert G. Gross

Attorney-in-fact for
each of the persons indicated

Index to Exhibits

Exhibit
Number	Description

4	Monro Muffler Brake, Inc. 2007 Stock Incentive Plan.

4.1	Monro Muffler Brake, Inc. 2007 Stock Incentive Plan, Amendment No. 1.

4.2	Monro Muffler Brake, Inc. 2007 Stock Incentive Plan, Amendment No. 2.

5	Opinion of Schulte Roth & Zabel LLP, as to the legality of the shares of Common Stock being registered hereby.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Schulte Roth & Zabel, LLP (contained in Exhibit 5 hereto).

24.1	Powers of Attorney.